Exhibit 12


    Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                    12/31/97        12/31/96        12/31/95        12/31/94       12/31/93
                                    --------        --------        --------        --------       --------
    Earnings:
       Net income                  $27,402,000   $   9,965,000   $   5,585,000   $   5,384,000$    896,000
       Add: Fixed Charges           21,563,000      11,915,000      10,299,000       7,090,000     612,000

       Deduct: Capitalized
          Interest                  (1,896,000)       (381,000)       (285,000)       (216,000)         --

       Deduct: Gain on Sale           (451,000)             --              --              --          --
       Deduct: Preferred Stock
          Dividends                         --         (57,000)       (591,000)       (284,000)         --

                                    46,618,000      21,442,000      15,008,000      11,974,000   1,508,000


    Fixed Charges (a)               21,563,000      11,915,000      10,299,000       7,090,000     612,000

              Ratio                        2.2             1.8             1.5             1.7         2.5


        (a) Includes interest expense and amortization of debt expense, whether expensed or capitalized, and preferred stock dividend requirements paid.